Exhibit 2.1

Description of Securities

The following is a summary of the material terms of our securities registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”). All references to the “Company,” “we,” “us,” “our” and “ZIM” refer to ZIM Integrated Shipping Services Ltd. Our Ordinary Shares, no par value (the “Ordinary Shares”) are the only type and class of securities of the Company that are registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended. We are incorporated as a limited liability company under the laws of the State of Israel.

Type and Class of Securities

Our Ordinary Shares are listed on the New York Stock Exchange under the symbol “ZIM”. Our authorized share capital consists of 350,000,001 Ordinary Shares, each with a par value of NIS 0.03, of which 10,000,000 Ordinary Shares were issued and outstanding as of December 31, 2020, and 115,000,000 Ordinary Shares were issued and outstanding as of March 1, 2021. All of our outstanding Ordinary Shares have been validly issued, fully paid and are non-assessable. Our ordinary shares are not redeemable and do not have any preemptive rights.

Rights of our Ordinary Shares

The following description of our share capital and provisions of our amended and restated articles of association are summaries and are qualified in their entirety by reference to the full text of the amended and restated articles of association, which was filed as Exhibit 3.1 to our to registration statement on Form F-1 (file no. 333- 251822, as amended) filed with the Securities and Exchange Commission on December 30, 2020.

Dividend and Liquidation Rights

We may declare a dividend to be paid to the holders of our Ordinary Shares in proportion to their respective shareholdings. In accordance with the

Israeli Companies Law 5759-1999 (the “Companies Law”) and our amended and restated articles of association, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company.

Pursuant to the Companies Law, the distribution amount is limited to the greater of retained earnings or earnings generated over the previous two years, according to our then last reviewed or audited financial statements, provided that the date of the financial statements is not more than six months prior to the date of the distribution, or we may distribute dividends that do not meet such criteria with court approval. In each case, we are only permitted to distribute a dividend if our Board of Directors and the court, if applicable, determines that there is no reasonable concern that payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our Ordinary Shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Voting Rights

Pursuant to our amended and restated articles of association, holders of our ordinary shares have one vote for each ordinary share held on all matters submitted to a vote before the shareholders at a general meeting. Our ordinary shares do not have cumulative voting rights for the election of directors.

Quorum

The necessary quorum for a general meeting of shareholders consists of two shareholders who together represent at least thirty-three and a third percent of the voting rights of our ordinary shares entitled to vote at the meeting, present in person or by proxy. A meeting adjourned for lack of a quorum is generally adjourned to the same day in the following week at the same time and place or to a later time or date if so specified in the notice of the meeting. At the reconvened meeting, any single shareholder present in person or by proxy shall constitute a lawful quorum.

Shareholders’ Meeting and Resolutions

Our amended and restated articles of association provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required by the Companies Law or by our amended and restated articles of association. Under the Companies Law, certain actions require a special majority, including: (i) the approval of an extraordinary transaction with a controlling shareholder or in which the controlling shareholder has a personal interest, (ii) the terms of employment or other engagement of a controlling shareholder of the company or a controlling shareholder’s relative (even if such terms are not extraordinary), and (iii) approval of certain compensation-related matters.

Under Israeli law, we are required to hold an annual general meeting of our shareholders once every calendar year that must be held no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to in our amended and restated articles of association as extraordinary general meetings. Our Board of Directors may call extraordinary general meetings whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Companies Law provides that our Board of Directors is required to convene an extraordinary general meeting upon the written request of (i) any two of our directors or one-quarter of the members of our Board of Directors or (ii) one or more shareholders holding, in the aggregate, either (a) 5% or more of our outstanding issued shares and 1% of our outstanding voting power or (b) 5% or more of our outstanding voting power. One or more shareholder holding at least 1% of the voting rights in the general meeting is entitled to request the company’s Board of Directors to include a proposal on the agenda of a general meeting, provided that the proposal is appropriate to be discussed at a general meeting. Regulations promulgated under the Companies Law provide that such a request may be provided within three to seven days following the convening of the general meeting depending on the item.

Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the Board of Directors, which may be between four and 40 days prior to the date of the meeting. Furthermore, the Companies Law requires that resolutions regarding the following matters must be passed at a general meeting of our shareholders:

•	amendments to our articles of association;
•	appointment or termination of our external auditors;
•	appointment of external directors;
•	approval of certain related party transactions;
•	increases or reductions of our authorized share capital;
•	a merger;
•	the exercise of our board of director’s powers by a general meeting, if our Board of Directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management; and
•	certain liquidation events.

The Companies Law requires that notice of any annual general meeting or extraordinary general meeting be provided to shareholders at least 21 days prior to the meeting and if the agenda of the meeting includes (among other things) the appointment or removal of directors, the approval of transactions with directors or officers or interested or related parties, or an approval of a merger, notice must be provided at least 35 days prior to the meeting.

Under the Companies Law and under our amended and restated articles of association, shareholders are not permitted to take action via written consent in lieu of a meeting.

Modification of Shareholders’ Rights

Under our amended and restated articles of association, the alteration of the rights, privileges, preferences or obligations of any class of our shares (to the extent there are classes other than ordinary shares) requires a simple majority of the class so affected (or such other percentage of the relevant class that may be set forth in the governing documents relevant to such class), in addition to the ordinary majority vote of all classes of shares voting together as a single class at a shareholder meeting.

Transfer of Ordinary Shares

Our fully paid ordinary shares are issued in registered form and, subject to the limitations imposed by the Special State Share as detailed below, may be freely transferred under our amended and restated articles of association, unless the transfer is restricted or prohibited by another instrument, applicable law or the rules of a stock exchange on which the shares are listed for trade. The ownership or voting of our ordinary shares by non-residents of Israel is not restricted in any way by our amended and restated articles of association or the laws of the State of Israel, except for ownership by nationals of some countries that are, or have been, in a state of war with Israel.

The Special State Share

When the State of Israel sold 100% of its interest in us in 2004 to Israel Corporation Ltd., we ceased to be a “mixed company” (as defined in the Israeli Government Companies Law, 5735-1975) and issued a Special State Share to the State of Israel whose terms were amended as part of the Company’s 2014 debt restructuring. The objectives underlying the Special State Share are to (i) safeguard our existence as an Israeli company, (ii) ensure our operating ability and transport capacity so as to enable the State of Israel to effectively access a minimal fleet in a time of emergency or for national security purposes and (iii) prevent elements hostile to the State of Israel or elements liable to harm the State of Israel’s interest in the Company or its foreign or security interests or its shipping relations with foreign countries, from having influence on our management. The key terms and conditions of the Special State Share include the following requirements:

•	We must be, at all times, a company incorporated and registered in Israel, with our headquarters and principal and registered office domiciled in Israel.
•	Subject to certain exceptions, we must maintain a minimal fleet of 11 seaworthy vessels that are fully owned by us, either directly or indirectly through our subsidiaries, at least three of which must be capable of carrying general cargo. Subject to certain exceptions, any transfer of vessels in violation thereof shall be invalid unless approved in advance by the State of Israel pursuant to the mechanism set forth in our amended and restated articles of association. Currently, as a result of waivers received from the State of Israel, we own fewer vessels than the minimum fleet requirement.
•	At least a majority of the members of our Board of Directors, including the chairperson of the board and our chief executive officer, must be Israeli citizens.
•	The State of Israel must provide prior written consent for any holding or transfer of shares that confers possession of 35% or more of our issued share capital, or that provides control over us, including as a result of a voting agreement.

•	Any transfer of shares that confers its owner with a holding of more than 24% but not more than 35% of our issued share capital will require an advance notice to the State of Israel which will include full details regarding the proposed transferor and transferee, the percentage of shares to be held by the transferee after the transfer and relevant details regarding the transaction, including voting agreements and agreements for the appointment of directors (if any). If the State of Israel shall be of the opinion that the transfer of shares may possibly harm the security interests of the State of Israel or any of its vital interests or that it has not received the relevant information for the purpose of reaching its decision, the State of Israel shall be entitled to serve notice, within 30 days, that it objects to the transfer, giving reason for its objection. In such circumstances, the party requesting the transfer may initiate proceedings in connection with this matter with the competent court, which will consider and rule on the matter.
•	The State of Israel must consent in writing to any winding-up, merger or spin-off, except for certain mergers with subsidiaries that would not impact the Special State Share or the minimal fleet.
•	We must provide governance, operational and financial information to the State of Israel similar to information that we provide to our ordinary shareholders. In addition, we must provide the State of Israel with particular information related to our compliance with the terms of the Special State share and other information reasonably required to safeguard the State of Israel’s vital interests.
•	Any amendment, review or cancellation of the rights afforded to the State of Israel by the Special State Share must be approved in writing by the State of Israel prior to its effectiveness.

Other than the rights enumerated above, the Special State Share does not grant the State any voting or equity rights. The full provisions governing the rights of the Special State Share appear in our amended and restated articles of association. We report to the State of Israel on an ongoing basis in accordance with the provisions of our amended and restated articles of association. Certain asset transfer or sale transactions that in our opinion require approval, have received the approval of the State (either explicitly or implicitly by not objecting to our request).

4